Exhibit 99.1

For Further Information, Contact:

Quality Systems, Inc.	Susan J. Lewis
18111 Von Karman Avenue, Suite 600	Phone: (303) 804-0494
Irvine, CA 92612	slewis@qsii.com
Phone: (949) 255-2600
Paul Holt, CFO, pholt@qsii.com
FOR IMMEDIATE RELEASE
          October 29, 2010
QUALITY SYSTEMS REPORTS FISCAL 2011 SECOND QUARTER RESULTS
     IRVINE, Calif. ... October 29, 2010... Quality Systems, Inc. (NASDAQ:QSII) announced today the results of operations for its fiscal 2011 second quarter ended September 30, 2010.
     The Company reported record net revenues of $81.5 million for the fiscal 2011 second quarter, an increase of 14 percent from $71.7 million in the comparable period last year. The Company reported net income of $13.4 million, a 14 percent increase when compared with $11.8 million in net income for the same period last year. Fully diluted earnings per share were $0.46 in the fiscal 2011 second quarter; up 12 percent versus the $0.41 fully diluted earnings per share for the second quarter of fiscal 2010.
     “At the very end of the second quarter, in fact on September 30, 2010, the Certification Commission for Health Information Technology (CCHIT®) announced that our EHR solution was certified as a Complete EHR and 2011/2012 compliant. This came on the heels of the Stage 1 Meaningful Use definition criteria revealed in July 2010. With the lifting of the many uncertainties that had been looming for quite some time, we are well positioned to aid physicians and hospitals with their EHR decisions as they prepare to make incentive-based purchases,” explained Steven T. Plochocki, Quality Systems’ chief executive officer.
     “Now that we have met both Meaningful Use and CCHIT® standards, we believe our robust product and service offering will bode well for those physicians and hospitals seeking to transition to EHR and help to optimize shareholder value as we enter year one of the five-year stimulus plan,” Plochocki added.
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Quality Systems, Inc.
Fiscal 2011 Second Quarter Results

     Quality Systems, Inc. also announced that the Company’s Board of Directors declared a cash dividend of Thirty Cents ($0.30) per share on the Company’s outstanding shares of Common Stock, payable to shareholders of record as of December 17, 2010, with an anticipated distribution date of January 5, 2011, pursuant to the Company’s current policy to pay a regular quarterly dividend of Thirty Cents ($0.30) per share on the Company’s outstanding shares of Common Stock, subject to further Board review and approval, and establishment of record and distribution dates by the Board prior to the declaration and payment of each such quarterly dividend.
     Quality Systems, Inc. will host a conference call to discuss its fiscal 2011 second quarter results on Friday, October 29, 2010 at 10:00 AM ET (7:00 AM PT). All participants should dial 877-941-6013 at least ten minutes prior to the start of the call. International callers should dial 480-629-9738. To hear a live Web simulcast or to listen to the archived webcast following completion of the call, please visit the company website at www.qsii.com, click on the “Investors” tab, then select “Conference Calls,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 or 303-590-3030 and enter reservation identification number 4375400. The replay will be available from approximately 12:00 PM ET on Friday, October 29, 2010, through 11:59 PM ET on Friday, November 5, 2010.
     A transcript of the conference call will be made available on the Company’s website at www.qsii.com.
About Quality Systems, Inc.
     Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare subsidiary develop and market computer-based practice management, electronic health records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices and small hospitals. Visit www.qsii.com and www.nextgen.com for additional information.
SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties. Management believes that these forward looking statements are reasonable and are based on reasonable assumptions and forecasts, however, undue reliance should not be placed on such statements that speak only as of the date hereof. Moreover, these forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; possible regulation of the Company’s software by the U.S. Food and Drug Administration; uncertainties concerning threatened, pending and new litigation against the Company including related professional services fees; uncertainties concerning the amount and timing of professional fees incurred by the Company generally; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; general economic conditions; and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.
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Quality Systems, Inc.
Fiscal 2011 Second Quarter Results

A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
FINANCIAL TABLES ATTACHED

QUALITY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Software, hardware and supplies	$20,375	$22,856	$45,131	$40,632
Implementation and training services	4,499	3,380	8,807	6,837

System sales	24,874	26,236	53,938	47,469

Maintenance	27,529	21,475	53,065	43,115
Electronic data interchange services	10,142	8,796	19,906	16,958
Revenue cycle management and related services	11,175	8,888	21,947	17,880
Other services	7,737	6,303	15,528	12,914

Maintenance, EDI, RCM and other services	56,583	45,462	110,446	90,867

Total revenues	81,457	71,698	164,384	138,336

Cost of revenue:
Software, hardware and supplies	4,696	3,737	10,908	6,441
Implementation and training services	3,475	3,296	6,465	6,177

Total cost of system sales	8,171	7,033	17,373	12,618
Maintenance	3,238	3,255	6,692	6,280
Electronic data interchange services	6,773	6,164	13,482	12,054
Revenue cycle management and related services	8,222	6,856	16,367	13,378
Other services	3,724	5,003	8,073	9,870

Total cost of maintenance, EDI, RCM and other service	21,957	21,278	44,614	41,582

Total cost of revenue	30,128	28,311	61,987	54,200

Gross profit	51,329	43,387	102,397	84,136

Operating expenses:
Selling, general and administrative	24,829	20,061	51,067	40,154
Research and development costs	5,232	4,346	10,688	8,323
Amortization of acquired intangible assets	445	367	792	724

Total operating expenses	30,506	24,774	62,547	49,201

Income from operations	20,823	18,613	39,850	34,935
Interest income	129	59	189	137
Other income	65	—	59	58

Income before provision for income taxes	21,017	18,672	40,098	35,130
Provision for income taxes	7,587	6,852	14,576	12,964

Net income	$13,430	$11,820	$25,522	$22,166

Net income per share:
Basic	$0.46	$0.41	$0.88	$0.78
Diluted	$0.46	$0.41	$0.88	$0.77
Weighted-average shares outstanding:
Basic	28,935	28,597	28,915	28,545
Diluted	29,078	28,742	29,066	28,717
Dividends declared per common share	$0.30	$0.30	$0.60	$0.60

QUALITY SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	September 30,	March 31,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$106,852	$84,611
Restricted cash	2,114	2,339
Marketable securities	—	7,158
Accounts receivable, net	112,506	107,458
Inventories, net	1,483	1,340
Income taxes receivable	177	2,953
Deferred income taxes, net	5,470	5,678
Other current assets	8,086	8,684

Total current assets	236,688	220,221

Equipment and improvements, net	8,728	8,432
Capitalized software costs, net	13,799	11,546
Intangibles, net	18,550	20,145
Goodwill	46,189	46,189
Other assets	4,494	3,647

Total assets	$328,448	$310,180

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,972	$3,342
Deferred revenue	65,737	64,109
Accrued compensation and related benefits	6,988	8,951
Dividends payable	8,686	8,664
Other current liabilities	19,026	16,220

Total current liabilities	106,409	101,286
Deferred revenue, net of current	797	474
Deferred income taxes, net	10,254	10,859
Deferred compensation	2,178	1,883
Other noncurrent liabilities	7,354	7,389

Total liabilities	126,992	121,891

Commitments and contingencies

Shareholders’ equity:
Common stock $0.01 par value; authorized 50,000 shares; issued and outstanding 28,956 and 28,879 shares at September 30, 2010 and March 31, 2010, respectively	290	289
Additional paid-in capital	127,274	122,271
Retained earnings	73,892	65,729

Total shareholders’ equity	201,456	188,289

Total liabilities and shareholders’ equity	$328,448	$310,180

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